Exhibit n.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 27, 2024, with respect to the consolidated financial statements of SLR Investment Corp. and the effectiveness of internal control over financial reporting, and with respect to the senior securities table, incorporated herein by reference and to the reference to our firm under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Item 25 Financial Statements and Exhibits” in the SLR Investment Corp. registration statement on Form N-2.

/s/ KPMG LLP

New York, New York

April 17, 2024